Exhibit 99.1

November 10, 2008

Dear Stockholder:

Enclosed is your portion of this month’s distribution to stockholders.  Inland Western currently pays a cash distribution of $0.6425 per share on an annualized basis, representing a 6.425% yield on a $10.00 share price.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Annual Meeting

Our annual meeting of stockholders was held on Tuesday, October 14, 2008.  Stockholders voted to approve the election of all of the nominees for the board of directors, establish an employee stock plan, as well as to approve the amendment and restatement of the company’s charter to reflect the effects of its internalization.

Several members of the executive management team gave brief presentations in conjunction with the meeting.  This presentation was filed with the Securities and Exchange Commission and may be found on our website at www.inlandwestern.com, under Investor Relations/News and Presentations.

Share Repurchase Program

In accordance with the terms of the Share Repurchase Program, the number of shares repurchased during any calendar year is limited to 5% of the weighted average number of shares outstanding during the prior year. The 5% limitation for the 2008 calendar year was reached on October 22, 2008. In addition to reaching the calendar year repurchase limit, effective November 19, 2008, the Share Repurchase Program, as previously notified, will be suspended until further notice. We are unable to honor any further share repurchase requests.

The suspension of the Share Repurchase Program does not impact the Distribution Reinvestment Program or payment of your monthly distribution.

If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
Chief Executive Officer and President

Inland Western Retail Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 800.541.7661 www.inlandwestern.com